Exhibit 99.1

Arbitration Award Issued

Grand Prairie, TX—April 22, 2011—Six Flags Entertainment Corporation (NYSE: SIX) announced today that it has received the arbitrator’s award in the company’s pending arbitration with its former Chief Financial Officer, Jeffrey Speed. The arbitrator found in favor of certain of Mr. Speed’s claims and denied others. The amount of the award was $23.65 million, plus interest and attorney’s fees. Any potential costs associated with this case would be treated as a one-time restructuring charge. The company is disappointed in and disagrees with the arbitrator’s award and is currently evaluating its options, including an appeal.

Mr. Speed also has filed a claim with the Department of Labor relating to his discharge. The company vigorously denies the allegations contained in such claim and will be filing its response shortly.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, is celebrating its 50th anniversary season in 2011.

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com